Exhibit 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ENABLE IPC CORPORATION



                                   ARTICLE I
                                      NAME

The name of the corporation is Enable IPC Corporation (hereinafter called the "Corporation").

                                   ARTICLE II
                          REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the state of Delaware is 3500 South Dupont Highway, Dover, Delaware 19901. The name of its registered agent at such address is Amerisearch Corporate Services, Inc.

                                  ARTICLE III
                              PURPOSES AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                 CAPITAL STOCK

This corporation is authorized to issue two (2) classes of shares to be designated respectively common stock ("common stock") and preferred stock ("preferred stock"). The total number of shares of capital stock that the corporation shall have authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares shall be common stock, $.001 par value per share, and ten million (10,000,000) shares shall be preferred stock, $.001 par value per share. The board of directors of the corporation (the "board of directors") is hereby authorized to provide for the issue of all or any of the remaining shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series and as may be permitted by the general corporation law of the state of delaware.



                                   ARTICLE V
                               BOARD OF DIRECTORS

The number of directors of the corporation shall be as provided in the corporation's bylaws. The names of the directors constituting the initial board of directors of the corporation shall be as elected by the incorporator at the organizational meeting of the corporation. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation. The board of directors shall have the power to adopt, amend or repeal the bylaws.


                                   ARTICLE VI
                      LIMITATION ON LIABILITY OF DIRECTORS

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.


                                  ARTICLE VII
                                INDEMNIFICATION

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of the above identified persons existing at the time of such repeal or modification.


                                  ARTICLE VIII
                               TERM OF EXISTENCE

The Corporation is to have perpetual existence.


                                   ARTICLE IX
                                  INCORPORATOR

The name and address of the incorporator are as follows:

		David A. Walker
		25030 Avenue Stanford, Suite 240
		Valencia, CA  91355

In witness whereof, this certificate has been signed by David A Walker, the incorporator of the Corporation, as of March 17, 2005


                                       /s/ David A. Walker
				_______________________________
					   David A. Walker